Exhibit 10.58

PROMISSORY NOTE

$12,150,000	August 30, 2017

FOR VALUE RECEIVED, the undersigned, Riverbend concord properties i llc, a North Carolina limited liability company  (“Borrower”), promises to pay to the order of 40|86 Mortgage Capital, Inc., a Delaware corporation, (“Payee”; Payee and/or any subsequent holder(s) hereof, “Lender”), at Payee’s address at 535 North College Drive, Carmel, Indiana  46032 or at such other place as Lender shall designate from time to time in writing, the principal sum of Twelve Million One Hundred Fifty Thousand and No/100 Dollars ($12,150,000.00), together with interest on the unpaid principal balance of such indebtedness from time to time outstanding from the date of disbursement at the rates hereinafter set forth, in lawful money of the United States of America, such principal and interest being due and payable as follows:

1. INTEREST AND PAYMENTS.

A. Interest Rate.  Interest shall accrue on the outstanding principal amount of this Promissory Note (this “Note”) at the rate of three and ninety seven hundredths percent (3.97%) per annum commencing on the date of disbursement of funds by Payee hereunder (the “Closing”) to and including the Final Maturity Date (hereinafter defined).

B. Payment Terms.

[i]Interest for the calendar month in which the Closing takes place shall be prorated on a daily basis as provided in Subparagraph 1D hereof and shall be paid in advance at Closing.    Thereafter, principal and interest shall be payable in equal monthly installments of fifty seven thousand seven hundred ninety six and 02/100 dollars ($57,796.02) each, such installments to be due on the first day of each calendar month during the term hereof, commencing on the first day of October, 2017.

 [ii]The entire outstanding principal balance of the indebtedness evidenced hereby, plus all accrued but unpaid interest thereon, shall be due and payable in full on September 1, 2027 (the “Final Maturity Date”).  Borrower acknowledges that because monthly installments of principal and interest required in Subparagraph B[i] above are based on a thirty  (30) year amortization period and that the term of this Note is shorter than the amortization period, a substantial portion of the principal balance of this Note will be due on the Final Maturity Date.

C. Basis Point. As used in this Note, the term “Basis Point” shall mean one one-hundredth (1/100th) of one percentage point of interest.

D. Calculation of Interest.  All interest on any indebtedness evidenced by this Note shall be calculated on the basis of a three hundred sixty (360)-day year consisting of twelve 30 day months.  Interest for partial months shall be calculated by multiplying the principal balance of this Note by the applicable per annum rate, dividing the product so obtained by 365, and multiplying the result by the actual number of days elapsed.

2. APPLICATION OF PAYMENTS.  All payments made under this Note shall be applied first in reduction of any Late Charges (as hereinafter defined), next in reduction of any sums advanced by Lender to cure Defaults (as defined in the Mortgage) under the Mortgage (defined below), next in reduction of any applicable Make Whole Payment (as hereinafter defined), next in reduction of current interest, and any remaining amount in reduction of the outstanding principal balance or, in the Event of Default (as defined in the Mortgage), in such other order or proportion of said obligations as Lender, in Lender’s sole discretion, may determine.  Until directed otherwise in writing by Lender, all payments under this Note shall be made by electronic fund transfer debit entries to Borrower’s account at an Automated Clearing House (“ACH”) member bank.  Each payment shall be initiated by Lender (or, at Lender’s option, by its loan servicing agent) through the ACH network for settlement on the respective due dates.  Prior to each payment due date, Borrower shall deposit and/or maintain sufficient funds in its account to cover each debit entry.  Notwithstanding the foregoing, the failure, for whatever reason other than Lender’s failure to properly initiate payment, of the electronic funds transfer debit entry transaction to be timely completed shall not relieve Borrower from its obligations to promptly and timely make all payments called for under this Note when due and to comply with Borrower’s other obligations hereunder.

3. COLLATERAL.  The indebtedness evidenced by this Note is secured by, among other things, that certain Deed of Trust, Assignment of Rents and Security Agreement (the “Mortgage”) from Borrower, for the benefit of Payee, conveying property lying and being in Cabarrus County, North Carolina as the same is more particularly described in the Mortgage, as security for the performance by Borrower of its obligations hereunder, that certain Assignment of Leases and Rents of even date herewith between Borrower and Payee (the “Assignment of Leases and Rents”), any cash deposit, certificate of deposit or letter of credit given in connection with this Note, and any other document executed in connection with this Note.  All of the property and other interests of Borrower encumbered by or subject to the terms of the Mortgage is hereinafter referred to as the “Property.”

4. LATE CHARGE.  Prior to the acceleration of this Note or the Final Maturity Date, Borrower shall pay to Lender a late charge (“Late Charge”) equal to five percent (5%) of any monthly payment under this Note (including any interest), or any other deposit or reserve due pursuant to any Loan Document not paid within three (3) days of the due date of such amount without regard to the grace period provided in Paragraph 5 below, not as a penalty, but as compensation to Lender for the cost of collecting and processing such late payment.  Borrower agrees that any Late Charge represents a good faith reasonable estimate of the probable cost to Lender of such delinquency.  Lender shall have no obligation to accept any late payment not accompanied by a Late Charge, but if Lender does so, Lender shall not thereby waive its right to the Late Charge.

5. INTEREST UPON DEFAULT; ACCELERATION.   Each of the following shall constitute an Event of Default (as set forth in Paragraph 2.1 of the Mortgage):  (a) failure by Borrower to pay the outstanding Indebtedness (as defined in the Mortgage) on or before the Final Maturity Date; (b) except for the final payment due on the Final Maturity Date, failure by Borrower to pay any installment of principal or interest under the Note or other indebtedness secured by the Mortgage or any other sum that may be due and payable under any of the Loan Documents, within ten (10) days from the date when due and payable  (provided that Lender shall have no obligation to give Borrower notice of any such failure);  and (c) all other Events of Default described in Section 2.1 of the Mortgage.  Borrower does hereby agree that upon the occurrence of an Event of Default and while any Event of Default exists, including, without limitation, the failure of Borrower to pay the outstanding principal balance of the loan evidenced by this Note (the “Loan”) in full upon acceleration of this Note prior to the Final Maturity Date, Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid sum, effective from the date the Event of Default occurs at a per annum rate (the “Default Rate”) equal to 500 Basis Points above the interest rate that would otherwise be in effect under this Note, but in no event to exceed the highest rate permitted under the laws of the jurisdiction where the property secured by the Mortgage is situated.  Unpaid interest at the Default Rate shall be added to the unpaid principal balance of this Note and shall be deemed secured by the Mortgage.  In the event of such failure to pay, and/or if there occurs an Event of Default under the Mortgage, the Assignment of Leases and Rents, that certain Environmental Indemnity Agreement of even date herewith executed by Borrower in favor of Payee (the “Environmental Indemnity Agreement”), or in or under any other document or instrument evidencing, securing, or otherwise relating to the indebtedness evidenced hereby (this Note, the Mortgage, the Assignment of Leases and Rents, the Environmental Indemnity Agreement, and such other documents and instruments, and any amendments or modifications thereto or replacements or substitutions therefor, are collectively referred to as “Loan Documents”), Lender may at its option, in addition to any other remedies to which it may be entitled, declare the total unpaid principal balance of the indebtedness evidenced hereby, together with all accrued but unpaid interest thereon and any applicable Make Whole Payment and all other sums owing, immediately due and payable.

6. PREPAYMENT; MAKE WHOLE PAYMENT.    For purposes of this Note, a “Loan Year” shall refer to each twelve (12)-month period (except the First Loan Year shall include the period between the date hereof and the first day of the next succeeding calendar month). Except for prepayment resulting from the payment to Lender of insurance proceeds or awards in eminent domain, the Loan shall be closed to prepayment for the first Loan Year.  Thereafter, Borrower shall have the privilege to pay the Loan in full (including all accruals), but not in part, on any regular monthly payment date, with at least forty-five (45) days prior written notice to Lender and upon payment of a make whole payment (“Make Whole Payment”) in an amount as calculated below.  Borrower recognizes and agrees that any prepayment of the indebtedness evidenced hereby may result in economic loss and damages to Lender due to Lender’s failure to receive the benefit of its investment and interest rate as contracted for in this Note.  In order to compensate Lender for the economic loss arising from loss of the interest rate and payment stream contracted for in this Note, Borrower agrees that any prepayment of this Note shall include the payment of the Make Whole Payment.  Borrower agrees that the calculation of the Make Whole Payment is a liquidated amount which is a reasonable estimate of the anticipated economic loss that would result from prepayment of this Note.

During the second through fifth Loan Years, the Make Whole Payment will be calculated as follows (“Prepayment Calculation”):

A. Determine the then current quoted yield (plus fifty (50) basis points), as of the date thirty (30) days prior to the scheduled prepayment date, on a United States Treasury Security which matures on the date nearest but not beyond the Final Maturity Date, and in the event that the yield rate on publicly traded United States Treasury Securities is not obtainable, then the nearest equivalent issue or index shall be selected by Lender.

B. Use the yield determined in A above to discount to present value (assuming the Loan is outstanding for the full original schedule) as of the date of prepayment the sum of (i) on a monthly basis, the remaining future Loan payments and (ii) the balloon balance (if any) due on the Final Maturity Date.

C. Subtract the then current outstanding Loan balance from the present value obtained in B. above to determine the Make Whole Payment.

Notwithstanding the foregoing, (i) the Make Whole Payment will be, in any case, at least one percent (1%) of the then outstanding Loan balance and (ii) during the last five (5) Loan Years, the Loan may be prepaid at par.

Prepayments resulting from acceleration of the maturity of this Note because of an Event of Default, without regard to when such acceleration occurs, shall be subject to payment of the Make Whole Payment in order to compensate Lender for the loss of the bargain evidenced by this Note.  Therefore, if the maturity of this Note is accelerated by reason of any Event of Default hereunder or under any other Loan Document, Borrower recognizes and agrees that any prepayment of the indebtedness evidenced hereby resulting from such Event of Default (including without limitation, prepayments resulting from foreclosure and sale, sale under a power of sale, and any redemption following foreclosure of the Mortgage) shall constitute a breach of the restrictions on prepayment set forth herein and will result in damages to Lender due to Lender’s failure to receive the benefit of its investment as contracted for in this Note, and Borrower agrees to pay to Lender, in addition to all other amounts due, a Make Whole Payment derived from the Prepayment Calculation; provided, however, in no event shall the Make Whole Payment paid by Borrower exceed the maximum amount permitted by applicable law.  Provided no Event of Default exists, no Make Whole Payment, charge, or penalty shall be due as a result of the acceleration of the Loan resulting from any casualty or condemnation.

Borrower expressly waives any right to prepay the indebtedness evidenced hereby except as specifically provided above in this Paragraph 6.  Borrower acknowledges that it is a knowledgeable real estate developer or investor that fully understands the effect of the waiver and agreements contained above, considers that making of the Loan by Lender evidenced hereby at the interest rate(s) set forth above is sufficient consideration for such waiver and agreements, and understands that Lender would not make the Loan without such waiver and agreements.  Any breach of this clause will constitute a n Event of Default hereunder and will render the indebtedness evidenced by this Note payable on demand without notice.

7. ATTORNEYS’ FEES.  If this Note is placed in the hands of an attorney for collection or is collected through any legal or administrative proceeding, including, without limitation, bankruptcy or insolvency proceedings, or if Lender shall engage counsel in any matters relating to a Default in the performance of obligations to Lender under this Note, or any of the

Loan Documents, Borrower promises to pay, in addition to costs and disbursements otherwise allowed, to the extent permitted by law, Reasonable Attorneys’ Fees (as defined in the Mortgage), including fees incurred for trial and appellate proceedings.

8. WAIVER. Borrower hereby waives presentment for payment, notice of nonpayment, demand, Default, dishonor, and protest.

9. FORBEARANCE.  Lender shall not be deemed to have waived any of Lender’s rights or remedies under this Note unless such waiver is express and in a writing signed by Lender, and no delay or omission by Lender in exercising, or failure by Lender on any one or more occasions to exercise, any of Lender’s rights hereunder or under the Loan Documents, or at law or in equity, including, without limitation, Lender’s right, after any Event of Default, to declare the entire indebtedness evidenced hereby immediately due and payable, shall be construed as a novation of this Note or shall operate as a waiver or prevent the subsequent exercise of any or all of such rights.  Acceptance by Lender of any portion or all of any sum payable hereunder whether before, on or after the due date of such payment, shall not be a waiver of Lender’s right either to require prompt payment when due of all other sums payable hereunder or to exercise any of Lender’s rights, powers and remedies hereunder or under the Loan Documents.  A waiver of any right on one occasion shall not be construed as a waiver of Lender’s right to insist thereafter upon strict compliance with the terms hereof without previous notice of such intention being given to Borrower, and no exercise of any right by Lender shall constitute or be deemed to constitute an election of remedies by Lender precluding the subsequent exercise by Lender of any or all of the rights, powers and remedies available to it hereunder, under any of the other Loan Documents, or at law or in equity.  Borrower expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to, or in conflict with, the foregoing.  Borrower consents to any and all renewals and extensions in the time of payment hereof without in any way affecting the liability of Borrower or any person liable or to become liable with respect to any indebtedness evidenced hereby.  No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Borrower under this Note, either in whole or in part, unless Lender agrees otherwise in writing.

10. RENUNCIATION AND ASSIGNMENT OF EXEMPTIONS.  Borrower hereby waives and renounces for itself, its legal representatives, successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption, and homestead right, entitlement, or exemption now provided, or which may hereafter be provided, by the Constitution or laws of the United States of America or of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.  Borrower hereby transfers, conveys and assigns to Lender a sufficient amount of such homestead right, entitlement, or exemption as may be set apart in bankruptcy, to pay this Note in full, with all costs of collection, and does hereby direct any trustee in bankruptcy having possession of such homestead right, entitlement, or exemption to deliver to Lender a sufficient amount of property or money set apart as exempt to pay the indebtedness evidenced hereby, or any renewal thereof, and does hereby appoint Lender the attorney-in-fact for Borrower to claim any and all homestead right, entitlement, or other exemptions allowed by law.

11. APPLICABLE LAW.  This Note shall be governed by, enforced under and interpreted in accordance with the laws of the state in which the Property is located, without regard to principles of conflicts of laws.  The parties hereto irrevocably (a) agree that any suit, action or other legal proceeding arising out of or relating to this Note may be brought in a court of record in the state in which the Property is located or in the courts of the United States of America located in the state in which the Property is located, (b) consent to the non-exclusive jurisdiction of each such court in any suit, action or proceeding, and (c) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

12. LIMIT ON INTEREST.  Borrower and Lender intend to comply strictly with all usury laws now or hereafter in force in the jurisdiction in which the Property is located, and Lender and Borrower stipulate and agree that none of the terms and provisions contained in this Note or in any other instrument executed in connection herewith shall ever be construed to create a contract to pay interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law.  Neither Borrower nor any guarantors, endorsers, sureties, indemnitors or other parties now or hereafter becoming liable for payment of this Note shall ever be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith.  Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated.  If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the Loan evidenced by this Note exceeds the maximum permitted by applicable law, Lender shall refund to Borrower the amount of such excess and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest.  In the event that Lender shall collect monies which are deemed to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the lawful rate shall, upon such determination, be immediately applied to reduce the unpaid principal balance of this Note, and if such principal balance has been repaid in full, then returned to Borrower, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable.  By execution of this Note, Borrower acknowledges that it believes the Loan evidenced by this Note to be non-usurious and agrees that if, at any time, Borrower should have reason to believe that such Loan is in fact usurious, it will give Lender notice of such condition and Borrower agrees that Lender shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists.  The term “applicable law” or “applicable usury law” as used in this Paragraph 12 shall mean the laws of the state in which the Property is located or the laws of the United States of America, whichever laws allow the greater rate of interest and do not violate the laws of the state in which the Property is located, as such laws now exist or may be changed or amended or come into effect in the future.  If any clauses or provisions herein contained operate or would prospectively operate to invalidate this Note, then such clauses or provisions only shall be held for naught, as though not herein contained and the remainder of this Note shall remain operative and in full force and effect.

13. NOTICES.  All notices, demands or requests provided for or permitted to be given hereunder shall be in writing and shall be delivered in person or sent by registered or certified United States mail, postage prepaid, return receipt requested, or by overnight courier, to the addresses set out below or to such other addresses as are specified by no less than ten (10) days prior written notice delivered in accordance herewith:

If to Borrower:	Riverbend Concord Properties I LLC
c/o Griffin Industrial Realty, Inc.
204 West Newberry Road
Bloomfield, Connecticut 06002
Attn: Anthony Galici, Vice President

with a copy to:	Griffin Industrial Realty, Inc.
641 Lexington Avenue, 26th Floor
204 West Newberry Road
New York, New York 10022
Attn: Michael Gamzon

and:	Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202
Attn: Evan M. Bass, Esq.

If to Lender:	40|86 Mortgage Capital, Inc.
535 North College Drive
Carmel, IN 46032
Attn: Mortgage Loan Servicing, Loan No. 1803

All such notices, demands and requests shall be deemed effectively given and delivered three (3) days after the postmark date of mailing by first-class United States mail, the day after delivery to a nationally-recognized overnight courier, or, if delivered personally, when received.  Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given in accordance with the time period provided herein, shall be deemed to be receipt of the notice, demand or request sent.

14. LIMITED EXCULPATION.  It is understood and agreed that Borrower has executed this Note for the sole purpose of establishing the existence of the indebtedness evidenced hereby, and Lender agrees that it will look solely to the Property, to any other collateral given by Borrower to secure the indebtedness evidenced hereby and to the rents, issues and profits therefrom for the payment of the indebtedness evidenced hereby and any other amounts owed under the Loan Documents, and not to Borrower or the partners, officers, directors, members, managers or shareholders or beneficiaries of Borrower, except as provided in this Paragraph 14.  Lender further agrees that in connection with any Lender action to foreclose or enforce any provisions of the Loan Documents or any other document executed in connection herewith, Lender will not seek any deficiency judgment against Borrower or the partners, officers, directors, members, managers or shareholders or beneficiaries of Borrower (unless necessary to preserve or enforce Lender’s rights and remedies against the Property); provided, however, that nothing in this paragraph shall be, or be deemed to be, a release or impairment of said indebtedness or the lien created hereby upon the Property or preclude Lender from suing upon this Note for the purpose of foreclosing the Mortgage and establishing the liability of Borrower and any guarantor, if applicable,  (“Guarantor”) of the non-recourse carve-outs set forth in subparagraph (A) and (B) below in case of any Default or Defaults hereunder or under the Loan Documents or from enforcing any of its rights, including any remedy of injunctive or other equitable relief; and provided further that Borrower and any Guarantor, if applicable, shall be and shall remain personally liable, jointly and severally, for the following:

A. Liability for Loss.  Repayment of any loss, damage, cost, expense, liability, claim or other obligation incurred or suffered by Lender, directly or indirectly, as a result of or related in any way to:

(i) any liability under the Environmental Indemnity Agreement;

(ii) misapplication or misappropriation of (1) insurance proceeds covering any of the Property, (2) condemnation awards or proceeds of any conveyance in lieu of taking, (3) tenant security deposits or lease termination fees (including any amounts paid in connection with tenant bankruptcy), or (4) from and after an Event of Default, income, rents, issues, profits and revenues arising or issuing from the Property;

(iii) rents collected more than one month in advance;

(iv) Borrower’s amendment, modification, extension or termination of any existing leases or entering into new leases in violation of the Loan Documents (provided that losses related to any termination shall be deemed to equal the aggregate rent for the term of such lease after termination);

(v) Borrower’s failure to pay real estate taxes, charges for material or labor or other charges that can create a lien on the Property;

(vi)  (1) Borrower’s failure to have in effect or pay any deductibles for insurance policies required by the Loan Documents or (2) the assertion of any defense or offset by an insurer under any required policy caused by any act or omission of Borrower or its affiliates, employees or agents;

(vii) claims, including, without limitation, claims of offset or abatement of rent, made by any tenant of the Property caused in whole or in part, by any action or omission of Borrower or its affiliates, agents or employees commencing prior to the date Lender takes actual control of the Property, regardless of when asserted;

(viii) failure to return to Lender or reimburse Lender for Borrower’s fixtures or personal property taken from the Property by or on behalf of Borrower out of the ordinary course of business and not replaced by items of like or greater value;

(ix) waste at the Property caused or permitted by Borrower or its agents or employees; and/or

(x) Lender’s Reasonable Attorneys’ Fees, expenses, court costs, and transfer taxes incurred in connection with the enforcement of Lender’s rights and remedies, including but not limited to foreclosure, bankruptcy or deed in lieu of foreclosure; and

B. Full Liability.  The payment of the full amount of the Loan, including, without limitation, all principal, interest, fees, any Make Whole Payment and all other amounts due by Borrower under this Note and the other Loan Documents upon the occurrence of any of the following events:

(i) fraud or material misrepresentation by, or gross negligence or willful misconduct of, Borrower or any Guarantor, or any of their affiliates, agents or employees with respect to the Loan;
(ii) transfer or voluntary encumbrance of the Property in violation of the Loan Documents;

(iii) Borrower, Guarantor(s) or any entity comprising Borrower or Guarantor(s) transfers or pledges ownership interests in violation of the Loan Documents or Borrower enters into subordinate financing on the Property;

(iv) Borrower colludes with creditors with respect to the filing or advancement of an involuntary bankruptcy or insolvency proceeding with respect to Borrower;

(v) Borrower files or consents to any bankruptcy, reorganization or arrangement under any bankruptcy or insolvency law or Borrower has appointed for it or the whole or any substantial part of its property (other than upon the petition or filing of Lender) a receiver, conservator or similar official;

(vi) the substantive consolidation of Borrower with any other person or entity in a bankruptcy or similar proceeding;

(vii) by reason of bankruptcy, insolvency, or similar creditors’ rights laws, Borrower asserts or has filed against it a claim that the transaction creating the lien of the Mortgage is a fraudulent conveyance, fraudulent transfer or preferential transfer; or

(viii) Borrower, Guarantor or any of their affiliates disputes the validity of the first priority liens and security interests securing the Loan.

Nothing contained in this Paragraph 14 shall [x] be deemed to be a release or impairment of the indebtedness evidenced by, created or arising under this Note or the other Loan Documents or be deemed to be a release or impairment of the lien of the Loan Documents upon the Property, [y] preclude Lender in the case of any Event of Default from foreclosing on the Property or exercising any power of sale contained in the Loan Documents, or except as expressly limited in this paragraph, from enforcing any of the other rights of Lender, [z] preclude Lender from enforcing its rights under any guaranties of the indebtedness or the Environmental Indemnity Agreement, pursuant to the terms of such guaranties and the Environmental Indemnity Agreement or [aa] restrict personal liability under the Environmental Indemnity Agreement.  Borrower’s and any Guarantor’s liability pursuant to subparagraph (A) and (B) above shall survive foreclosure of the Mortgage, any sale under any power of sale in the Loan Documents, the acceptance of a deed in lieu of foreclosure thereof, and the exercise by Lender of any of its other rights and remedies under the Loan Documents.

15. TIME IS OF ESSENCE. TIME IS OF THE ESSENCE in complying with all of the terms, provisions and conditions of this Note.

16. AMENDMENT.  This Note may not be waived, changed, modified or discharged orally, except by an agreement in writing signed by the party against whom the enforcement of waiver, change, modification or discharge is sought.

17. BORROWER.  The term “Borrower” as used herein shall include the maker(s) of this Note, and all person(s) or entity(ies) now or hereafter liable with respect to this Note, whether as maker, principal, surety, guarantor, endorser or otherwise, each of whom shall be jointly and severally liable for all of the obligations of the maker(s) hereunder.

18. SEPARATE ACTIONS.  Each installment of principal and interest owing on this Note may be recovered in a separate action, or in the event that Lender accelerates the maturity of this Note pursuant to Lender’s options hereunder or under any of the other Loan Documents, all sums becoming due and payable pursuant to such acceleration may be recovered in a single action.  Lender, or any person claiming by, through, or under Lender, shall have the absolute right to seek one or more money judgments in each such cause of action based on this Note.

19. GENDER.  The singular shall include the plural and vice versa.  The obligations and liabilities hereunder are joint and several and shall be binding upon the heirs, successors, legal representatives, endorsers and assigns of the parties hereof.

20. HEADINGS.  The underlined words appearing at the commencement of the paragraphs are included only as a guide to the contents thereof and are not to be considered as controlling, enlarging or restructuring the language or meaning of those paragraphs.

21. Severability.  If any term or provision of this Note is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions of this Note or any part thereof, which shall remain in full force and effect.

22. NON-BUSINESS DAYS.  If any payment required hereunder or under any other Loan Document becomes due on a Saturday, Sunday, or legal holiday in the state in which the Property is located (those being non-business days), then such payment shall be due and payable on the immediately succeeding business day.

23. WAIVER OF JURY TRIAL.  BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE MORTGAGE, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ANY ACTION OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THIS NOTE, THE LOAN, THE OTHER LOAN DOCUMENTS OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS NOTE AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS NOTE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE DELIVERY AND ACCEPTANCE OF THIS NOTE AND SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS NOTE OR THE OTHER LOAN DOCUMENTS.

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IN WITNESS WHEREOF, the undersigned has signed and delivered this Note as of the date set forth above.

BORROWER:

riverbend concord properties i LLC,
a North Carolina limited liability company

By:	Griffin Industrial, LLC
a Connecticut limited liability company
its Sole Member

By:	/s/ MICHAEL GAMZON
Michael Gamzon, President